Exhibit 10.19

May 10, 2006

[EMPLOYEE ADDRESS]

Dear [EMPLOYEE],

In recognition of your importance in creating value for NeoMagic (the “Company”), we are granting you the right to participate in the following Bonus Plan for FY 2007. The bonus award will be up to [$XX,XXX] (less taxes) and will be based on achieving revenue and other targets during the year ending January 31, 2007. Payment will be made prior to March 31, 2007. You must remain an employee of NeoMagic through January 31, 2007, to be eligible for payment.

Your bonus will be calculated based upon [                    ] revenue for FY ’07.

Total [            ] Revenue > $[            ] million = 100% of bonus award

Total [            ] Revenue > $[            ] million = 50% of bonus award

Revenues between $[            ] million and $[            ] million will result in a pro rata bonus between 50% and 100%.

Total [            ] Revenue < $[            ] million = 0% of bonus award

Employee	NeoMagic Corporation

[EMPLOYEE NAME]	Vice President, Finance

Date	Date

SCHEDULE OF BONUS AGREEMENTS

The table below sets forth (i) the name of each executive officer of the Company who had a Bonus Agreement with the Company that was effective on July 30, 2006 and (ii) the maximum amount that each such executive officer could receive pursuant to the Bonus Agreement should such executive officer meet all the performance targets for such executive officer set forth in his individual Bonus Agreement

Name	Maximum Amount payable under the Bonus Agreement
Doug Young	$75,000
Scott Sullinger	$40,000
Syed Zaidi	$40,000
Deep Puar	$30,000
Sudhir Chandratreya (1)	$30,000
3 other employees who are not executive officers	$47,000

(1)	Mr. Chandratreya’s employment with the Company ended on September 8, 2006. By the terms of his Bonus Agreement, he is no longer eligible to receive any of the bonus set forth opposite his name.